Exhibit 10.43
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered into on June 13, 2008 by and between TERREMARK WORLDWIDE, INC., a Delaware corporation (the “Company”), and Marvin Wheeler (hereinafter, the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive is currently employed as the Chief Operations Officer of the Company;
     WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel;
     WHEREAS, the Board recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive’s continued employment and to compensate him therefor;
     WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company; and
     WHEREAS, the Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
     1. Definitions. When used in this Agreement, the following terms shall have the following meanings:
          (a) “Accrued Obligations” means:
               (i) all accrued but unpaid Base Salary through the end of the Term of Employment;
               (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;
               (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including, without limitation, rights to equity in the Company pursuant to any plan or grant and payment of compensation for accrued but unused vacation days;
               (iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

               (v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with the terms thereof.
          (b) “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
          (c) “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.
          (f) “Bonus Period” means each period for which a Bonus is payable. Unless otherwise specified by the Compensation Committee of the Board, the Bonus Period shall be the fiscal year of the Company.
          (g) “Cause” means:
               (i) a conviction of the Executive, or a plea of nolo contendere, to a felony involving dishonesty or a breach of trust; or
               (ii) willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company or any Related Entities; or
               (iii) a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board or the Chief Executive Officer of the Company; or
               (iv) fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Related Entity, resulting, in any case, in material economic harm to the Company or any Related Entity; or
               (v) a willful material breach by the Executive of this Agreement.
An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities, and Cause shall not include any act or failure to act otherwise described in (ii), (iii), (iv) or (v) unless and until the Company shall have provided to the Executive written notice of such act or failure to act and ten (10) business days from the date of such notice to cure such matter and the Executive shall have failed to cure the same,

          (h) “Change in Control” means:
               (i) The acquisition by any Person of Beneficial Ownership of more than thirty percent (30%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) below; or
               (ii) During any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          (i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.
          (k) “Commencement Date” means June 13, 2008.
          (l) “Common Stock” means the common stock of the Company, par value $0.001 per share.
          (m) “Competitive Activity” means an activity that is in material direct competition with the Company in a business in which the Company was engaged while the Executive was employed by the Company, in any of the States within the United States, or countries within the world, in which the Company conducts business.
          (n) “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.
          (o) “Disability” means the Executive’s inability, or failure, to perform the essential functions of his or her position, with or without reasonable accommodation, for any period of six (6) months or more in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.
          (p) “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.
          (q) “Equity Plan” means the Company’s 2005 Executive Incentive Compensation Plan, as amended from time to time, and any successor plan thereto.
          (r) “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Executive with respect to any such excise tax.
          (s) “Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Section 3(b), shall expire.
          (t) “Good Reason” means

               (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) of this Agreement, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (iii) the Company’s requiring the Executive to be based at any office or location outside of Miami, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities;
               (iv) any purported termination by the Company of the Executive’s employment other than for Cause pursuant to Section 6(b), or by reason of the Executive’s Disability pursuant to Section 6(c) of this Agreement, prior to the Expiration Date;
               (v) the Executive is requested by the Company to engage in conduct that is reasonably likely to result in a violation of law; or
               (vi) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities which when taken as a whole results in a significant diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company immediately after receipt of notice thereof given by the Executive.
     For purposes of this Agreement, any good faith determination made by the Board as to whether the circumstances resulting in the Executive’s termination of his employment fulfills the requirements set forth above to constitute “Good Reason” shall be binding and conclusive on all interested parties.
          (u) “Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.
          (v) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.
          (w) “Related Entity” means any subsidiary or affiliate, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.
          (x) “Restricted Period” shall be the Term of Employment and the one (1) year period immediately following termination of the Term of Employment.

          (y) “Severance Amount” shall mean an amount equal to two (2) times the sum of (A) the Executive’s annual Base Salary as in effect immediately prior to the Termination Date and (B) the Executive’s Target Bonus for the Bonus Period in which termination occurs.
          (z) “Severance Term” means the one (1) year period following the date on which the Term of Employment ends.
          (aa) “Target Bonus” means the target annual incentive award opportunity for the applicable Bonus Period.
          (bb) “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.
          (cc) “Termination Date” means the date on which the Term of Employment ends.
          (dd) “Termination Year Bonus” means Bonus payable under Section 4(b) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.
     2. Employment.
          (a) Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.
          (b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Operations Officer of the Company, and shall have such duties as are typically associated with such title. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Board or the Chief Executive Officer of the Company provided that such services are consistent with the Executive’s position with the Company, and shall exercise such power and authority as may from time to time be delegated to him by the Board or the Chief Executive Officer of the Company. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that materially (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

     3. Term.
          (a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the third anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with Section 6 hereof.
          (b) Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the Expiration Date of its or his election not to renew the Term of Employment.
     4. Compensation.
          (a) Base Salary. The Executive shall receive a Base Salary at the annual rate of $275,000 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.
          (b) Bonuses.
               (i) During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation program pursuant to and under the Company’s 2005 Executive Incentive Compensation Plan, or such other plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board in its sole discretion. During the Term of Employment, the Executive shall have a threshold bonus opportunity under such plan or program equal to 30% of his current Base Salary, a Target Bonus opportunity under such plan or program equal to 40% of his current Base Salary, and a maximum bonus under such plan or program equal to 50% of his current Base Salary, in each case based on satisfaction of performance criteria to be established by the Compensation Committee of the Board at the beginning of each fiscal year that begins during the Term of Employment. Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards.
               (ii) For the Bonus Period in which the Executive’s employment with the Company terminates for any reason other than by the Company for Cause under Section 6(b) hereof or by the Executive without Good Reason under Section 6(g) hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive’s employment with the Company terminates) of the Target Bonus for the Bonus Period in which such termination of employment occurs; provided, however, that (A) the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive’s employment so terminates, and (B) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board.

               (iii) The Executive may receive such additional bonuses, if any, as the Compensation Committee of the Board may in its sole and absolute discretion determine.
               (iv) Any Bonus payable pursuant to this Section 4(b) shall be paid by the Company to the Executive on the fifteenth day of the third month after the end of the Bonus Period for which it is payable.
          (c) Repayment Provisions. If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of the Executive’s misconduct, with any financial reporting requirement under the United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002, or a successor provision, is then in effect, the Executive shall reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the twelve (12) month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of the Company during such twelve (12) month period.
     5. Expense Reimbursement and Other Benefits.
          (a) Reimbursement of Expenses. Upon the Executive’s submission of substantiation in accordance with, and otherwise subject to, such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. Notwithstanding anything herein to the contrary, the Executive’s first class travel and accommodations shall be considered reasonable. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.
          (b) Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The Executive shall designate in his sole discretion the beneficiary under such policies. If the life insurance cannot be purchased at standard rates, then the Company shall provide and/or pay for that amount of insurance that can be purchased for premiums equal to the coverage specified above at standard rates.

          (c) Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.
          (d) Equity Awards. During the Term of Employment, the Executive shall be eligible to be granted Equity Awards under (and therefore subject to all terms and conditions of) the Equity Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of Equity Awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, in its discretion and pursuant to the Equity Plan or the plan or arrangement pursuant to which they are granted.
          (e) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any fiscal year may be carried forward into any succeeding calendar year.
          (f) Other Benefits. Regardless of anything herein to the contrary, if at any time during the Term of Employment the Company or any Related Entity agrees to provide or provides any benefit to any other employee of the Company or Related Entity which benefit is not otherwise provided to the Executive hereunder, or which is greater than a similar benefit provided to the Executive hereunder, the Company shall provide such benefit to the Executive or increase his benefit to be at least equal to such benefit agreed to be provided or provided to such other employee.
     6. Termination.
          (a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.
          (b) Termination By Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. Cause shall in no event be deemed to exist except upon a decision made by the Board made at a special meeting of the Board to be called and held at a time reasonably convenient to the Board and the Executive, but in no less than five (5) business days or more than thirty (30) business days after the Executive’s receipt of notice from the Company specifying such alleged “Cause.” Such notice from the Company to the Executive specifying alleged “Cause” shall be in writing and shall set forth in detail all acts or omission constituting such Cause. The Executive shall have not less than three (3) days prior written notice of the time and place of, and shall have the right to appear before, such special meeting of the Board with legal counsel of his choosing to refute any allegation of Cause specified in such notice. No termination of the Executive’s employment by reason of Cause shall be effective until the Executive is afforded such opportunity to appear and after such appearance (or failure of the Executive to appear at the designated time), not less than a majority of the members of the entire Board (excluding the Executive if he is so a member) shall concur that such Cause specified in such notice exists. For purposes of this Section 6(b), any good faith determination by the Board of Cause, made in accordance with the procedure described above, shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations.
          (c) Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive continues to suffer after having suffered from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:
               (i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;
               (ii) The Termination Year Bonus, payable within 2-1/2 months after the last day of the Bonus Period in which the Termination Date occurs; and
               (iii) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested, provided that the Executive shall only have six (6) months after the Termination Date in order to exercise any stock options within such Equity Awards.
          (d) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive shall be entitled to:
               (i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;
               (ii) The Termination Year Bonus, payable within 2-1/2 months after the last day of the Bonus Period in which the Termination Date occurs; and
               (iii) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested, provided that the Executive’s estate or beneficiary shall only have six (6) months after the Termination Date in order to exercise any stock options within such Equity Awards.
          (e) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than thirty (30) days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) the Executive shall be entitled to:

               (i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;
               (ii) The Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;
               (iii) A lump sum payment equal to the Severance Amount, payable within the later of ten (10) business days after the Termination Date or the expiration of the seven (7) day revocation period for the general release described in Section 6(j);
               (iv) Continuation, at the Company’s expense, of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA. In the event that the Company is unable to provide the Executive and his covered dependents with any health benefits required pursuant to this Section 6(e)(iv), then the Company shall pay the Executive cash equal to the value of the benefit that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such benefits could not be provided under the plans, said cash payments to be made monthly until such time as the benefits would otherwise terminate pursuant to this Section 6(e)(iv); and
               (v) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested.
          (f) Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the Executive’s first knowledge of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.
          (g) Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

          (h) Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to:
               (i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;
               (ii) The Termination Year Bonus, payable within 2-1/2 months after the last day of the Bonus Period in which the Termination Date occurs;
               (iii) A lump-sum payment equal to the Severance Amount, payable within the later of ten (10) business days after the Termination Date or the expiration of the seven (7) day revocation period for the general release described in Section 6(j); and
               (iv) Continuation, at the Company’s expense, of the health benefits provided to Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA. In the event that the Company is unable to provide the Executive and his covered dependents with any health benefits required pursuant to this Section 6(h)(iv), then the Company shall pay the Executive cash equal to the value of the benefit that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such benefits could not be provided under the plans, said cash payments to be made monthly until such time as the benefits would otherwise terminate pursuant to this Section 6(h)(iv).
          (i) Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause during (x) the 6-month period preceding the date of the Change in Control or (y) the two (2) year period immediately following the Change in Control, then in lieu of any amounts otherwise payable under 6(e) or 6(f) hereof, the Executive shall be entitled to:
               (i) The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;
               (ii) The Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;
               (iii) The Severance Amount, payable within the later of ten (10) business days after the Termination Date or the expiration of the seven (7) day revocation period for the general release described in Section 6(j); and
               (iv) Continuation, at the Company’s expense, of the health benefits provided to Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date

Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA. In the event that the Company is unable to provide the Executive and his covered dependents with any health benefits required pursuant to this Section 6(i)(iv), then the Company shall pay the Executive cash equal to the value of the benefit that otherwise would have accrued for the Executive’s benefit under the plan, for the period during which such benefits could not be provided under the plans, said cash payments to be made monthly until such time as the benefits would otherwise terminate pursuant to this Section 6(i)(iv); and
               (v) Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested.
          (j) Release. Any payments due to Executive under this Article 6 (other than the Accrued Obligations or any payments due on account of the Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request).
          (k) Section 280G Reductions and Additional Payments by the Company.
               (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise) (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, but that no portion of the Payments would be treated as excess parachute payments if the aggregate amount of the Payments pursuant to this Agreement (the “Agreement Payments”) were reduced by not more 10% of the aggregate present value of all of the Agreement Payments, then the Agreement Payments shall be reduced to the “Reduced Amount”. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be an excess parachute payment under Section 280G(b)(1) of the Code. For purposes of this Section 6(k), present value shall be determined in accordance with Section 280G(d)(4) of the Code.
               (ii) If and to the extent that Section 6(k)(i) is not applicable, then, anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any Payment would be subject to an Excise Tax, the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (iii) Subject to the provisions of paragraph (iv) of this Section 6(k), all determinations required to be made under this Section 6(k), including the amount of any Reduced Amount and the Payments that are to be reduced pursuant to Section 6(k)(i) and, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions (consistent with the above) to be utilized in arriving at such determination, shall be made by KPMG LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another regionally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6(k), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               (iv) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                    (A) give the Company any information reasonably requested by the Company relating to such claim,
                    (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and approved by the Executive,

                    (C) cooperate with the Company in good faith in order effectively to contest such claim, and
                    (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(k)(iii) and in a manner reasonably acceptable to the Executive, and provided that the Company shall keep the Executive informed of all matters in the proceedings, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (v) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(k)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(k)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(k)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (l) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice and with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly advance to the Executive (and reimburse him for any additional) reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(l) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any assistance or cooperation pursuant to this Section 6(l).
          (m) Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, his palm pilot, his PDA and any similar device).
          (n) Section 409A.
               (i) To the extent that the Executive otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on the Termination Date that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (x) the payment shall not be made to the Executive during such six month period, and (y) the payment shall be paid to the Executive on the earlier of the six-month anniversary of the Termination Date or the Executive’s death or Disability. Similarly, to the extent that the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Termination Date, or the Executive’s death or Disability.
               (ii) It is the Company’s intention that the benefits and rights to which the Executive could become entitled in connection with termination of employment comply with Section 409A. If the Executive or the Company believes, at any time, that any of such benefit or right does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

          (o) Clawback of Certain Compensation and Benefits. If, after the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause, a court of competent jurisdiction determines that the Executive breached Sections 7 hereof and has issued an injunction against the Executive in accordance with Section 7(i) hereof, then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and the Executive also shall be subject to the following provisions:
               (i) the Executive shall be required to pay to the Company, immediately upon written demand by the Board, all amounts paid to him by the Company, whether or not pursuant to this Agreement, on or after the Termination Date (including the pre-tax cost to the Company of any benefits (other than those described in clause (iii) of this Section 6(o)) provided by the Company) that are in excess of the total amount that the Company would have been required to pay (and the pre-tax cost of any benefits (other than those described in clause (iii) of this Section 6(o)) that the Company would have been required to provide) to the Executive if the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 6(b) hereof;
               (ii) all vested and unvested Equity Awards then held by the Executive shall immediately expire; and
               (iii) the Executive shall be required to pay to the Company, immediately upon written demand by the Board, an amount equal to all Accelerated Equity Award Gains that the Executive has received.
          For purposes of this Section, the following terms shall have the following meanings:
          “Accelerated Equity Award Gains” shall mean the sum of (x) the Accelerated Option and SAR Gains and (y) the Accelerated Equity Award Gains.
          “Accelerated Options” shall mean those unvested stock options that become vested in accordance with Section 6(i) hereof.
          “Accelerated Option and SAR Gain” shall mean:
               (i) in the case of any Accelerated Option, or any Accelerated SAR that is settled in shares of the Company’s common stock, the product of:
               (ii) the number of shares of the Company’s common stock acquired by the Executive upon exercise of any Accelerated Option or Accelerated SAR, multiplied by
               (iii) the difference between (x) the fair market value per share of the Company’s common stock underlying such Accelerated Option or Accelerated SAR as of the date on which the Executive exercised the Accelerated Option or Accelerated SAR less (y) the exercise price or grant price (as equitably adjusted) of such Accelerated Option or Accelerated SAR; and

               (iv) in the case of any Accelerated SAR that is settled in cash or in property, other than shares of the Company’s common stock, the amount of cash and fair market value of any property paid or transferred to the Executive with respect to the Accelerated Option or Accelerated SAR.
          “Accelerated Equity Award Gains” shall mean the aggregate value of the Accelerated Shares based on the closing price the Company’s common stock value determined on whichever of the following dates produces the greatest value:
               (i) the Termination Date;
               (ii) the date on which a court of competent jurisdiction determines that the Executive breached Section 7 hereof and has issued an injunction against the Executive in accordance with Section 7(i);
               (iii) the date on which the Executive transfers or otherwise disposes of the Accelerated Shares.
          “Accelerated SARs” shall mean those unvested stock appreciation rights that become vested in accordance with Section 6(i) hereof.
          “Accelerated Shares” shall mean those shares of the Company’s common stock granted by the Company to the Executive as compensation for services that would have been forfeited in the event that the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 6(b) hereof.
     7. Restrictive Covenants.
          (a) Non-competition. At all times during the Restricted Period, the Executive shall not, without the prior written consent of the Board, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

          (b) Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, without the prior written consent of the Board, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company or any Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Related Entities with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement.
          (c) Confidential Information. At any time during the Restricted Period, the Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information at all times during the Restricted Period. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law or order of any court, agency or other appropriate governing authority. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company either fails to respond to the Executive’s notice of such demand on a timely basis, has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.
          (d) Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Companies or their clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, at the Company’s expense, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, and at its expense, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.
          (e) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.
          (f) Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Executive further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(i hereof, and (ii) such damages as are provided at law or in equity.
          (g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

          (h) Extension of Time. If the Executive shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court of competent jurisdiction and if such court determines that such violation by the Executive did occur, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
          (i) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, for which monetary damages to the Company may be an inadequate remedy. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
     8. Representations and Warranties of Executive. The Executive represents and warrants to the Company that:
          (a) The Executive’s employment will not conflict with or result in a material breach of any agreement to which he is a party or otherwise may be bound;
          (b) The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and
          (c) In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that would violate the terms of any agreement between the Executive and any prior employer; and
          (d) The Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment.
     9. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

     10. Arbitration.
          (a) Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Miami-Dade County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 10. Except as set forth below with respect to Section 7 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 10 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Section 7 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
          (b) Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.
          (c) Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

     11. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but no assignment will release the Company from this Agreement or any of its obligations hereunder. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.
     13. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Miami-Dade County or the court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.
     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.
     15. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.
     16. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 2 South Biscayne Boulevard, Suite 2900, Miami, Florida 33131, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.
     17. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     18. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.
     19. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
     20. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained as a result of the other party’s breach of any term or provision of this Agreement to the extent such breach results from, arises out of or is otherwise in connection with the gross negligence or willful misconduct of such party. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees incurred by the other party in such action and any appeal thereof.
     21. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
     22. No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and the amounts payable and the benefits to be provided by the Company to the Executive shall not be mitigated in any way by reason of the Executive’s future employment or otherwise.
     23. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     24. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.
     26. Indemnification.
          (a) The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, director, employee or agent of the Company or any of its subsidiaries or affiliates, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company, its subsidiaries or affiliates, and/or any of its officers or directors.
          (b) The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 26 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 26, together with a reasonable accounting of such expenses.
          (c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 26 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.
          (d) The Company shall make the advances contemplated by this Section 26 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 26 shall be unsecured and interest-free.
          (e) The provisions of this Section 26 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: TERREMARK WORLDWIDE, INC., a Delaware corporation
By:	/s/ Manuel D. Medina
	Name:	Manuel D. Medina
	Title:	Chief Executive Officer and President

EXECUTIVE:
/s/ Marvin Wheeler
Marvin Wheeler

EXHIBIT A
FORM OF RELEASE
GENERAL RELEASE OF CLAIMS
     1. _____________________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections 6(c) (in the case of Disability), Sections 6(e) or 6.(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge ________________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due Executive pursuant to, the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.
     2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

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     3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.
     4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.
     5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
     6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

____________________________, 20___

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